EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports 1Q 2017 Results, Reconfirms Full Year Guidance

Summary of First Quarter 2017 Results (in millions, except LNG data)

	Three Months Ended
	March 31,
	2017	2016
Revenues	$1,211	$69
Net income (loss)[1]	$54	$(321)
Consolidated Adjusted EBITDA[2]	$483	$(45)
LNG Loaded:
Number of cargoes	43	1
TBtu	154	4

Summary 2017 Full Year Guidance (in billions, except per share amounts)

	2017
Consolidated Adjusted EBITDA[2]	$1.4	-	$1.7
Distributable Cash Flow[2]	$0.5	-	$0.7
Distributable Cash Flow per Share[2]	$2.10	-	$2.80

Recent Highlights
Strategic

•
Year to date, LNG from the SPL Project (defined below) has been delivered to 6 new countries. As of April 2017, LNG from the SPL Project had reached 20 of the 39 LNG importing countries around the world.

•	We completed a land acquisition and acquired rights to obtain additional upland and waterfront land adjacent to the CCL Project (defined below) aggregating more than 500 acres.

•
Midship Pipeline Company, LLC (“Midship Pipeline”) signed precedent agreements to support construction of an approximately 200-mile interstate natural gas pipeline with expected capacity of 1.0 Bcf/d, to connect new production in the Anadarko Basin to Gulf Coast markets.

Operational

•	43 LNG cargoes (154 TBtu) were loaded from the SPL Project in the first quarter of 2017, and in early April 2017 we reached the milestone of 100 cumulative LNG cargoes exported from the SPL Project.

•
Sabine Pass Liquefaction (“SPL”) commenced production and shipment of LNG commissioning cargoes from Train 3 of the SPL Project in January 2017. In March 2017, substantial completion was achieved and operating activities commenced.

•	Commissioning activities for Train 4 of the SPL Project began in March 2017.

___________________________
1 Reported as Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Financial

•
In February 2017, SPL issued an aggregate principal amount of $800 million of 5.00% Senior Secured Notes due 2037. Net proceeds of the offering, after deducting estimated fees and expenses, were used to repay all of the outstanding borrowings under the 2015 SPL Credit Facilities, and are being used to pay a portion of the capital costs in connection with the construction of Trains 1 through 5 of the SPL Project.

•
In March 2017, SPL issued an aggregate principal amount of $1.35 billion of 4.20% Senior Secured Notes due 2028. Net proceeds of the offering, after deducting the initial purchasers’ commissions and estimated fees and expenses, are being used to pay a portion of the capital costs in connection with the construction of Trains 1 through 5 of the SPL Project. In connection with the offering, SPL terminated the 2015 SPL Credit Facilities.

•
In March 2017, we entered into a $750 million revolving credit agreement that may be used to fund the development of the CCL Project and, provided that certain conditions are met, for general corporate purposes.

•	In January 2017, Fitch Ratings assigned SPL’s senior secured debt an investment grade rating of BBB-.
Liquefaction Projects Update

	SPL Project				CCL Project
Liquefaction Train	Trains 1-3	Train 4	Train 5	Train 6	Trains 1-2	Train 3
Project Status	Operational	Commissioning	Under Construction	Permitted	Under Construction	Permitted
Expected Substantial Completion	—	2H 2017	2H 2019	—	T1 - 1H 2019 T2 - 2H 2019	—
Expected DFCD Window Start(1)	T2 - 2H 2017 T3 - 1H 2017	1H 2018	2H 2019	—	T1 - 1H 2019 T2 - 1H 2020	—
(1) Date of First Commercial Delivery (“DFCD”) was achieved for the first train of the SPL Project in November 2016.

Houston, Texas - May 4, 2017 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported net income1 of $54 million, or $0.23 per share (basic and diluted), for the three months ended March 31, 2017, compared to a net loss1 of $321 million, or $1.41 per share (basic and diluted), for the comparable 2016 period. The increase in net income was primarily due to increased income from operations and decreased derivative loss, partially offset by increased interest expense and loss on early extinguishment of debt. During the three months ended March 31, 2017, a total of 43 LNG cargoes were loaded from the SPL Project, seven of which were commissioning cargoes.

Consolidated Adjusted EBITDA2 for the three months ended March 31, 2017 was $483 million compared to a loss of $45 million for the comparable 2016 period. The increase in Consolidated Adjusted EBITDA was primarily due to increased income from operations.

“Today, I am pleased to announce strong first quarter 2017 earnings, which are underpinned by excellent execution by our Cheniere professionals and LNG sales under our long-term customer contracts,” said Jack Fusco, Cheniere’s President and CEO. “Train 3 of the SPL Project achieved substantial completion during the quarter, and we commenced commissioning activities on Train 4. We have now safely and efficiently placed three trains into commercial operation in less than a year, and we expect to have Train 4 complete during the second half of 2017.

“As we look forward toward the rest of 2017, our top priorities are achieving operational excellence, completing and placing into service Train 4 at the SPL Project, and delivering on our recently announced 2017 guidance.”

LNG Volume Summary
The following table summarizes the volume of operational and commissioning LNG cargoes that were loaded from the SPL Project and recognized on our Consolidated Financial Statements during the three months ended March 31, 2017:

(in TBtu)	Operational	Commissioning
Volume loaded during the current quarter	128	26
Volume loaded during the prior quarter but recognized during the current quarter	19	—
Less: volume loaded during the current quarter and in transit at the end of the quarter	(7)	(8)
Total volume recognized in the current quarter	140	18
Summary of Financial Performance
First Quarter 2017 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) as of March 31, 2017 consisted of 100% ownership of the general partner of Cheniere Partners and 82.7% ownership interest in Cheniere Energy Partners LP Holdings, LLC (NYSE MKT: CQH) which owns a 55.9% limited partner interest in Cheniere Partners.

Total revenues increased $1,142 million during the three months ended March 31, 2017, compared to the three months ended March 31, 2016, generally as a result of the commencement of operations at the SPL Project in May 2016 upon the substantial completion of Train 1, followed by the substantial completion of Trains 2 and 3 in September 2016 and March 2017, respectively. LNG revenues in the first quarter of 2017 exceeded $1 billion.

Total operating costs and expenses increased $675 million during the three months ended March 31, 2017, compared to the three months ended March 31, 2016, generally as a result of the commencement of operations at the SPL Project, as described above. Depreciation and amortization expense increased during the three months ended March 31, 2017 from the comparable 2016 period as we began depreciation of our assets related to Trains 1 through 3 of the SPL Project upon reaching substantial completion. Selling, general and administrative expense during the three months ended March 31, 2017 decreased from the comparable 2016 period, primarily due to the implementation of certain organizational changes to simplify our corporate structure, improve our operational efficiencies and implement a strategy for sustainable, long-term stockholder value creation through financially disciplined development, construction, operation and investment, and due to a reduction in professional service fees.

Included in selling, general and administrative expense were share-based compensation expenses of $12 million for the three months ended March 31, 2017, compared to $5 million for the comparable 2016 period.
Capital Resources
As of March 31, 2017, we had cash and cash equivalents of $923 million available to Cheniere. In addition, we had current and non-current restricted cash of $2.0 billion (which included current and non-current restricted cash available to us and our subsidiaries) designated for the following purposes: $1.5 billion for the SPL Project, $143 million for the CCL Project, $225 million for restricted purposes under the terms of Cheniere Partners’ credit facilities and $119 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we are developing up to six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 million tonnes per annum (“mtpa”) of LNG. Trains 1, 2, and 3 are operational, Train 4 is undergoing commissioning, Train 5 is under construction, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
CCL Project
We are developing up to three Trains near Corpus Christi, Texas (the “CCL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG. Trains 1 and 2 are under construction, and Train 3 is being commercialized and has all necessary regulatory approvals in place. Additionally, we are developing two additional trains adjacent to the CCL Project and have initiated the regulatory approval process with respect to those Trains.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the first quarter on Thursday, May 4, 2017, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing, constructing, and operating liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues
LNG revenues	$1,143	$3
Regasification revenues	68	65
Other revenues	—	1
Total revenues	1,211	69

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	624	15
Operating and maintenance expense	78	36
Development expense	3	2
Selling, general and administrative expense	54	66
Depreciation and amortization expense	70	24
Restructuring expense	6	7
Impairment expense	—	10
Total operating costs and expenses	835	160

Income (loss) from operations	376	(91)

Other income (expense)
Interest expense, net of capitalized interest	(165)	(76)
Loss on early extinguishment of debt	(42)	(1)
Derivative gain (loss), net	1	(181)
Other income	2	1
Total other expense	(204)	(257)

Income (loss) before income taxes and non-controlling interest	172	(348)
Income tax provision	—	(1)
Net income (loss)	172	(349)
Less: net income (loss) attributable to non-controlling interest	118	(28)
Net income (loss) attributable to common stockholders	$54	$(321)

Net income (loss) per share attributable to common stockholders—basic and diluted	$0.23	$(1.41)

Weighted average number of common shares outstanding—basic	232.4	228.1
Weighted average number of common shares outstanding—diluted	232.7	228.1

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	March 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$923	$876
Restricted cash	1,000	860
Accounts and other receivables	290	218
Inventory	113	160
Derivative assets	19	24
Other current assets	74	100
Total current assets	2,419	2,238

Non-current restricted cash	1,018	91
Property, plant and equipment, net	22,016	20,635
Debt issuance costs, net	244	277
Non-current derivative assets	44	83
Goodwill	77	77
Other non-current assets, net	238	302
Total assets	$26,056	$23,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$54	$49
Accrued liabilities	683	637
Current debt, net	24	247
Deferred revenue	63	73
Derivative liabilities	47	71
Total current liabilities	871	1,077

Long-term debt, net	24,088	21,688
Non-current deferred revenue	5	5
Non-current derivative liabilities	38	45
Other non-current liabilities	59	49

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at March 31, 2017 and December 31, 2016
Issued: 250.1 million shares at March 31, 2017 and December 31, 2016
Outstanding: 237.9 million shares and 238.0 million shares at March 31, 2017 and December 31, 2016, respectively	1	1
Treasury stock: 12.2 million shares at March 31, 2017 and December 31, 2016, at cost	(375)	(374)
Additional paid-in-capital	3,218	3,211
Accumulated deficit	(4,180)	(4,234)
Total stockholders’ deficit	(1,336)	(1,396)
Non-controlling interest	2,331	2,235
Total equity	995	839
Total liabilities and equity	$26,056	$23,703

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA, Distributable Cash Flow and Distributable Cash Flow per Share are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income (loss) attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from its ownership and interests in CQP, CQH and Cheniere Corpus Christi Holdings, LLC, cash received (used) by its integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

Distributable Cash Flow per Share is calculated by dividing Distributable Cash Flow by the weighted average number of common shares outstanding.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2017 and 2016 (in millions):

	Three Months Ended
	March 31,
	2017	2016
Net income (loss) attributable to common stockholders	$54	$(321)
Net income (loss) attributable to non-controlling interest	118	(28)
Income tax provision	—	1
Interest expense, net of capitalized interest	165	76
Loss on early extinguishment of debt	42	1
Derivative loss (gain), net	(1)	181
Other income	(2)	(1)
Income (loss) from operations	$376	$(91)
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	70	24
Loss from changes in fair value of commodity and FX derivatives, net	33	—
Total non-cash compensation expense	4	12
Impairment expense	—	10
Consolidated Adjusted EBITDA	$483	$(45)

Distributable Cash Flow

The following table reconciles our forecast Consolidated Adjusted EBITDA and Distributable Cash Flow to forecast Net income (loss) attributable to common stockholders for 2017 (in billions, except per share data):

	2017
Net income (loss) attributable to common stockholders	$(0.5)	-	$(0.3)
Net income (loss) attributable to non-controlling interest	0.8	-	0.9
Income tax provision (benefit)			(0.0)
Interest expense, net of capitalized interest			0.7
Loss on early extinguishment of debt			0.0
Derivative loss (gain), net			0.0
Other income			(0.0)
Income (loss) from operations	$1.1	-	$1.3
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense			0.3
Loss from changes in fair value of commodity and FX derivatives, net			0.0
Total non-cash compensation expense			0.0
Impairment expense			0.0
Consolidated Adjusted EBITDA	$1.4	-	$1.7
CQP/CQH minority interest	(0.3)	-	(0.4)
SPL and CQP cash retained / interest expense / other	(0.6)	-	(0.6)
CQP interest expense			(0.1)
CEI interest expense			(0.0)
CEI Distributable Cash Flow	$0.5	-	$0.7
Weighted average number of shares outstanding (in millions)			238
CEI Distributable Cash Flow per Share	$2.10		$2.80

Note: Totals may not sum due to rounding

CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media
Eben Burnham-Snyder:	713-375-5764